DASSAULT’S NEW FALCON 5X FEATURE AN SPD-SMART SKYLIGHT

Aviation industry first: The largest, most powerful, and most advanced Falcon jet ever built by Dassault will have a variable light transmission SPD-SmartGlass skylight supplied by Vision Systems using Research Frontiers’ patented SPD-Smart technology.

Las Vegas, Nevada, USA – October 23, 2013. For many years the aviation industry has been eagerly anticipating the launch of the shrouded-in-secrecy Dassault Super-midsize (SMS) jet. Described by the press as the biggest news at this year’s NBAA convention in Las Vegas, the unveiling occurred this week to a standing-room only crowd of international press, with the SMS being officially named the Dassault Falcon 5X. It is the largest, most powerful, and most advanced Falcon jet ever built by Dassault.

One of the most remarkable new aircraft interior design innovations on the Falcon 5X is the “zenith window” – a roof window welcoming passengers and crew as they enter the aircraft to create an elegant and spacious feeling. This is a true industry milestone – business aviation’s first skylight. To offer this enhanced cabin interior feature, Dassault was faced with a critical need to manage the intense solar light, glare and heat coming into the cabin, particularly when the aircraft is at altitude, where the solar rays, including ultraviolet radiation, are much stronger than when on the ground.

Vision Systems President and CEO, Carl Putman explained the background behind this latest innovation: “Our dimmable solution based on our Nuance product was a unique response to meet Dassault’s requirement to realize its breakthrough innovation: the cabin skylight. No mechanical blind could have been integrated in such compact and critical environment. The optical performance and the fast reactivity of our technology allowed Dassault to achieve an exceptional ambiance in the cabin of their new Falcon 5X."

Nuance Dual was the solution developed and proposed by Vision Systems to effectively and quickly control heat, light and glare while also blocking UV full time, and was chosen by Dassault for the skylight in this new aircraft. Nuance Dual is the darkest electronically dimmable window (EDW) product ever used in the aircraft industry. Vision Systems’ Nuance and Noctis lines of smart window products use Research Frontiers patented SPD-Smart light-control film technology. The SPD-Smart film instantly controls light transmission from dark to clear, or any level of tint in between, either automatically or at the push of a button. The SPD film used in Vision Systems’ Nuance product blocks 99.5% of visible light, and the SPD film used in their Nuance Dual product blocks 99.9975% of visible light. Both provide full time blockage of UV, and reduce solar heat gain inside the cabin.

Joseph M. Harary, President and CEO of Research Frontiers, noted: “The use of SPD-SmartGlass in an aircraft roof is new and unique. It has been reliably used in the automotive industry for years under extreme conditions – from the Arctic Circle to Death Valley. Millions of times per year, drivers of the Mercedes-Benz SLK and SL roadsters press a button and instantly change the tint of their roofs to create an open air feeling even with the roof closed, while blocking 95% of the heat, and over 99.5% of the light coming into their vehicle. Mercedes’ own tests show that this glass reduces the cabin temperature inside the vehicle by 18°F (10°C). This reduces the use of power to the air conditioner. On an aircraft, the need to keep the cabin cool without running the engines or hooking the aircraft up to auxiliary power is even more important. SPD-Smart light control technology provides an elegant and ideal solution to these engineering challenges, while giving Dassault’s designers the ability to accomplish something never before done in the aircraft industry – the ability to enhance the passenger experience and elegantly accentuate the spaciousness of their interiors by including a skylight as standard equipment in the cabin without worrying about solar heat gain inside the fuselage.”

The SPD-SmartGlass technology used on the new Dassault 5X is also standard equipment on the cabin windows for the new HondaJet being delivered to customers next year. It has become the world’s best-selling smart window technology and is featured on such world class products as the Mercedes-Benz SLK roadster, SL roadster, and next year will be in the all-new Mercedes-Benz flagship S Class sedan.

About Vision Systems

Vision Systems Noctis, Nuance and Nuance-Dual brand of SPD-Smart skylights, windows and sunvisors for aircraft, cars, trucks, boats, RVs, trains and busses offer rapid and precise light-control at all levels, providing a solar protection solution enhancing safety, comfort and energy efficiency.

Headquartered near Lyon, France for more than 80 years, Vision Systems specializes in three areas:

Vision Systems Aeronautics designs and produces innovative solutions for business jets, helicopters, regional and continental aircrafts: solar protection, IFEC, CMS, video surveillance, composite structures and thermoformed parts. Vision Systems Automotive provides global solutions for the land transport and specific vehicles: CCTV, solar protection, driver protection door, side mirrors and driver assistant systems. Vision Systems Marine offers solar protection, cabin management, multimedia and video surveillance systems.

Vision Systems recently expanded its production capacity for its award-winning SPD-Smart aircraft, marine, and mass transit products by opening a second factory in Melbourne, Florida to supplement its existing production lines in Brignais, France.

For more information, visit http://www.vision-systems.fr.

For further information, please contact:

Frédéric Jacquemin	Cyrille Laitier
Sales Director	COO & EVP Vision Systems North America
+33 (0)4 72 31 92 06	+1 321 265 5110
fjacquemin@visionsystems.fr	claitier@visionsystems-na.com

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) has invested over $90 million to develop SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers holds over 450 patents and patent applications worldwide and has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and “SPD-SmartGlass are trademarks of Research Frontiers Inc. “Noctis”, "Nuance" and “Nuance Dual” are trademarks of Vision Systems.

For further information, please contact:

Michael LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com